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EXHIBIT 99

[SIMON
PROPERTY GROUP LOGO]

CONTACTS:

Simon Property Group, Inc.
Shelly Doran 317.685.7330 (Investors)
Billie Scott 317.263.7148 (Media)

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP PROVIDES THIRD QUARTER FFO GUIDANCE
AND ANNOUNCES TECHNOLOGY CHARGE

    Indianapolis, IN—October 19, 2001—Simon Property Group, Inc. (NYSE:SPG) announced today that it expects to report third quarter funds from operations (FFO) of $0.87 per fully diluted share which is consistent with analysts' current consensus. The Company also announced that it will record a third quarter charge of $16.6 million related to the write-off of its clixnmortar initiative and other miscellaneous technology investments which does not affect FFO. The Company expects to issue third quarter results as scheduled on November 8, 2001.

    Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 251 properties containing an aggregate of 187 million square feet of gross leasable area in 36 states and six assets in Europe and Canada. Together with its affiliated management company, Simon owns or manages approximately 191 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at www.shopsimon.com.

    Estimates of future FFO per share are, and certain other matters discussed in this press release may be, deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

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  EXHIBIT 99
SIMON PROPERTY GROUP PROVIDES THIRD QUARTER FFO GUIDANCE AND ANNOUNCES TECHNOLOGY CHARGE